                                                                 EXHIBIT 23.1

                        Consent of KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP

  The Board of Directors of Syntellect Inc.

  We consent to incorporation by reference in the registration statement on Form S-8 of Syntellect Inc. of our report dated February 5, 1997 relating to the consolidated balance sheets of Syntellect Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Syntellect Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

  Our report dated February 5, 1997, included a reference to other auditors with respect to 1995 and 1994 as those reports relate to the 1995 and 1994 consolidated financial statements of Pinnacle Investment Associates, Inc. and subsidiary which are included in the Consolidated Financial Statements of Syntellect Inc. and are based solely on the report of the other auditors as it relates to the amounts included for Pinnacle Investment Associates, Inc.


  KPMG Peat Marwick LLP
  Atlanta, Georgia
  January 20, 1998